Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-15097, 333-96539, 333-37848, 333-84403, 333-60335 and 333-60339) pertaining to the 2008 Incentive Compensation Plan of Career Education Corporation and Subsidiaries, of our reports dated February 20, 2009, with respect to the consolidated financial statements of Career Education Corporation, and the effectiveness of internal control over financial reporting of Career Education Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Chicago, Illinois

February 20, 2009